Exhibit 99.1

 PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. APPOINTS NEW DIRECTORS

St. Louis, MO, September 23, 2004. . . . . Ralcorp Holdings, Inc. (NYSE: RAH) announced today that its Board of Directors, in a meeting held September 23, 2004, appointed Bill G. Armstrong, former Executive Vice President and Chief Operating Officer of Cargill Animal Nutrition, a part of Cargill, Inc.; Kevin J. Hunt, Co-Chief Executive Officer and President Ralcorp Holdings, Inc., and Chief Executive Officer of Bremner, Inc. and Nutcracker Brands, Inc.; and David P. Skarie, Co-Chief Executive Officer and President Ralcorp Holdings, Inc., and Chief Executive Officer and President, The Carriage House Companies, Inc. and Ralston Foods, as members of the Board of Directors. Mr. Armstrong will serve until the 2007 Annual Meeting of Shareholders, Mr. Hunt will serve until the 2005 Annual Meeting of Shareholders and Mr. Skarie will serve until the 2006 Annual Meeting of Shareholders. The appointment of Messrs. Armstrong, Hunt and Skarie will become effective October 1, 2004.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.

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